Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES THIRD QUARTER 2019 RESULTS

November 5, 2019 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Financial Highlights

•	Revenue for the quarter totaled $140.4 million, a decrease from the prior quarter of 10% due to declines in U.S. onshore and other markets. Revenue improved 9% from the prior year quarter.

•	Net loss of $23.8 million for the third quarter period eroded from a loss of $15.2 million in the second quarter of 2019 due to foreign exchange, impairment and restructuring items.

•
Adjusted EBITDA for the quarter was $16.0 million, down 7% from the prior quarter. Despite the revenue shortfall of 10%, adjusted EBITDA margins increased both sequentially and year-over-year due to cost reduction initiatives. Adjusted EBITDA improved 38% compared to $11.6 million for the third quarter of 2018.

•	Incremental year-to-date adjusted EBITDA margins are 35% compared to the first nine months of 2018.

•	Cash and cash equivalents increased to $190.5 million at September 30, 2019 due to the generation of $25.9 million of operating cash flow and $16.1 million in free cash flow in the quarter.

•
Management initiated a comprehensive business review and cost rationalization program with anticipated operational improvements and annualized cost reductions of approximately $30 million to be implemented over the next five quarters. Longer-term initiatives will drive additional cost reductions.

“The third quarter results reflect our commitment to aggressively manage our business in a cost-effective manner. Headwinds in certain markets led to a reduction in revenue compared to our expectation at the outset of the third quarter. Specifically, we experienced customer delays in some anticipated Tubular product orders as well as the effects of the weaker U.S. onshore market. Despite lower activity, we were able to improve margins and effectively manage our working capital. Looking to 2020, we anticipate gradual, sustained growth driven by international activity across all business segments, but offset by uncertainty in the U.S. onshore business, as well as normal seasonal volatility factors. Frank’s remains well positioned to continue to show improving results, with innovative and unique product and service offerings which focus on solving our customers’ complex drilling and completion challenges,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“As published in our recent investor relations presentation, Frank’s initiated a series of business reviews early in the third quarter that will allow the Company to further streamline its business processes and the organizational structure leading to further margin improvement. All operating, general and administrative costs are being reviewed, including our geographic footprint. At this time, we believe that approximately $30 million of annualized cost reductions will be implemented compared to our baseline at the beginning of this project. While we expect to experience some early savings in the fourth quarter of 2019, most will be effective in the early part of 2020. Longer-term efficiency and cost containment projects such as supply chain improvements and an ERP implementation will provide further gains in 2021 and beyond. We anticipate at least $45 million in cost reductions to be realized from the entire project. In upcoming quarters, we will provide updates on our further progress.”

“On the technology front, the Frank’s International JET STRINGTM ELEVATOR was recently named the winner of the 2019 World Oil Awards in the category of “Best Health, Safety, Environment/Sustainable Development - Offshore.” This tool is an innovative lifting device that is designed to eliminate the need for pad-eyes or lifting profiles and removes crew members from the rig red zone. In addition to this achievement, Frank’s had another of its newer technologies, the Rack Back Console, also honored as an award finalist,” concluded Mr. Kearney.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

Tubular Running Services

Tubular Running Services revenue was $102.3 million for the third quarter of 2019, compared to $106.6 million in the second quarter of 2019, and $89.8 million for the third quarter of 2018. The decrease in sequential revenue was primarily driven by decreased customer activity in the U.S. onshore and offshore markets, partially offset by strength in Europe and the Middle East.

Segment adjusted EBITDA for the third quarter of 2019 was $23.9 million, or 23.4% of revenue, compared to $25.4 million, or 23.8% of revenue, for the second quarter of 2019 and $17.1 million, or 19.0% of revenue, for the third quarter of 2018. Lower sequential revenue was the primary driver for the decrease in adjusted EBITDA, but this was partially offset by favorable compensation and related expense, a tax refund, and other cost savings measures.

In the fourth quarter, the Company expects the continued customer activity declines in the U.S. onshore market to be partially offset by increased activity in Asia Pacific. The Company expects gradual, sustained growth for this segment throughout 2020.

Tubulars

Tubulars revenue for the third quarter of 2019 was $12.5 million, compared to $22.3 million for the second quarter of 2019, and $15.3 million for the third quarter of 2018. The sequential decline was principally caused by the timing of certain tubular product deliveries shifting into later periods. As mentioned previously, this business can fluctuate from period to period due to delays or changes in rig schedules and customer drilling programs. Drilling technologies revenue was also sequentially lower due to unexpected changes in some customer programs between completions and drilling, particularly in offshore markets.

Segment adjusted EBITDA for the third quarter of 2019 was $0.5 million, or 3.6% of revenue, compared to $3.9 million, or 17.6% of revenue, for the second quarter of 2019 and $1.5 million, or 10.1% of revenue for the third quarter of 2018, driven mostly by the decline in revenue.

Despite delays that the Company expects to extend into the fourth quarter of 2019, the Company is encouraged by a robust recent pick-up in quote activity for these businesses in 2020 and beyond. In both tubular products and drilling technologies businesses, new technologies are being commercialized that the Company expects will begin providing a meaningful impact in 2020.

Cementing Equipment

Cementing Equipment revenue was $25.6 million in the third quarter of 2019, compared to $26.7 million in the second quarter of 2019 and $23.9 million for the third quarter of 2018. The sequential decline was driven by reduced customer activity in the U.S. onshore market. This was partially offset by increased revenue in international markets and the U.S. Gulf of Mexico. The Company continues to expect increased international revenue in the fourth quarter of 2019 and for full year 2020.

Segment adjusted EBITDA for the third quarter of 2019 was $3.0 million, or 11.8% of revenue, compared to $3.0 million, or 11.3% of revenue, for the second quarter of 2019 and $2.0 million, or 8.2% of revenue, for the third quarter of 2018. Despite a slight reduction in revenue, the sequentially flat adjusted EBITDA was due to higher margin offshore work as well as lower general and administrative costs in the quarter, offset by lower margin onshore work.

Capital Expenditures, Liquidity and Cash Flow

Cash expenditures related to property, plant and equipment and intangibles were $9.7 million for the third quarter of 2019 and are expected to be approximately $40 million for the full year 2019, with most of the spending related to new technologically advanced tools and equipment to meet customer demand.

As of September 30, 2019, the Company’s consolidated cash, cash equivalents and short-term investments was $190.5 million compared to $172.1 million as of the prior quarter end. Total debt outstanding was $0.5 million as of September 30, 2019 compared to $2.1 million as of the prior quarter. Liquidity at September 30, 2019 was $245.5 million, including cash and cash equivalents and $55.0 million available under the Company’s Credit Facility. The Company generated Cash Flow from Operations of $25.9 million and positive Free Cash Flow of $16.1 million in the third quarter.

Conference Call

The Company will host a conference call to discuss third quarter 2019 results on Tuesday, November 5, 2019 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 49117879. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 49117879#. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,300 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact:

Erin Fazio - Investor Relations
Erin.Fazio@franksintl.com
713-231-2515

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Revenue:
Services	$119,572	$127,091	$103,911	$362,069	$301,005
Products	20,845	28,563	25,075	78,410	75,635
Total revenue	140,417	155,654	128,986	440,479	376,640

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services (1) (2)	86,745	85,785	74,769	255,769	219,819
Products (1)	14,247	23,475	17,988	57,850	54,415
General and administrative expenses (1) (2)	26,921	34,026	29,916	96,358	94,799
Depreciation and amortization	21,482	23,913	26,998	70,637	84,160
Severance and other charges (credits), net	5,222	815	(4,852)	6,492	(2,483)
(Gain) loss on disposal of assets	603	154	(2,242)	984	(1,790)
Operating loss	(14,803)	(12,514)	(13,591)	(47,611)	(72,280)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	220	(1,170)	220	(5,282)
Other income, net	1,620	669	314	2,818	1,907
Interest income, net	563	426	866	1,757	2,419
Mergers and acquisition expense	—	—	—	—	(58)
Foreign currency loss	(3,872)	(661)	(879)	(4,050)	(3,442)
Total other income (expense)	(1,689)	654	(869)	745	(4,456)

Loss before income taxes	(16,492)	(11,860)	(14,460)	(46,866)	(76,736)
Income tax expense (benefit)	7,297	3,300	(7,461)	20,370	(1,901)
Net loss	$(23,789)	$(15,160)	$(6,999)	$(67,236)	$(74,835)

Loss per common share:
Basic and diluted	$(0.11)	$(0.07)	$(0.03)	$(0.30)	$(0.33)

Weighted average common shares outstanding:
Basic and diluted	225,415	225,052	224,182	225,043	223,912

(1)
For the three months ended September 30, 2018, $7,610 and $1,433 have been reclassified from general and administrative expenses and cost of revenue, products, respectively, to cost of revenue, services. For the nine months ended September 30, 2018, $21,809 and $4,059 have been reclassified from general and administrative expenses and cost of revenue, products, respectively, to cost of revenue, services. The reclassifications reflect a change in presentation of the information used by the Company’s chief operating decision maker.

(2)
Amounts presented for the three and nine months ended September 30, 2018 are different from and supersede data contained in our Reporting Segment Presentation, which was included in our Current Report on Form 8-K filed with the SEC on May 1, 2019, in order to illustrate the reclassification of certain costs to reflect a change in presentation of the information used by the Company's management. Total operating loss, net loss and loss per common share remain unchanged from the amounts previously reported.

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Revenue
Tubular Running Services	$102,277	$106,615	$89,789	$306,971	$260,181
Tubulars	12,519	22,334	15,265	53,510	49,991
Cementing Equipment	25,621	26,705	23,932	79,998	66,468
Total	$140,417	$155,654	$128,986	$440,479	$376,640

Segment Adjusted EBITDA:
Tubular Running Services	$23,884	$25,400	$17,070	$67,019	$40,876
Tubulars	456	3,934	1,541	8,502	8,461
Cementing Equipment	3,031	3,029	1,972	9,854	7,074
Corporate	(11,350)	(15,200)	(8,967)	(42,533)	(36,001)
Total	$16,021	$17,163	$11,616	$42,842	$20,410

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$190,522	$186,212
Restricted cash	1,252	—
Short-term investments	—	26,603
Accounts receivables, net	179,169	189,414
Inventories, net	86,817	69,382
Assets held for sale	13,776	7,828
Other current assets	8,490	12,651
Total current assets	480,026	492,090

Property, plant and equipment, net	366,452	416,490
Goodwill	211,040	211,040
Intangible assets, net	22,527	31,069
Deferred tax assets, net	14,085	14,621
Operating lease right-of-use assets	32,423	—
Other assets	31,013	28,619
Total assets	$1,157,566	$1,193,929

Liabilities and Equity
Current liabilities:
Short-term debt	$517	$5,627
Accounts payable and accrued liabilities	116,455	123,981
Current portion of operating lease liabilities	7,848	—
Deferred revenue	226	116
Total current liabilities	125,046	129,724

Deferred tax liabilities	3,570	221
Non-current operating lease liabilities	24,576	—
Other non-current liabilities	28,340	29,212
Total liabilities	181,532	159,157

Stockholders’ equity:
Common stock	2,846	2,829
Additional paid-in capital	1,072,768	1,062,794
Retained earnings (deficit)	(52,712)	16,860
Accumulated other comprehensive loss	(29,623)	(32,338)
Treasury stock	(17,245)	(15,373)
Total stockholders’ equity	976,034	1,034,772
Total liabilities and equity	$1,157,566	$1,193,929

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(67,236)	$(74,835)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	70,637	84,160
Equity-based compensation expense	8,238	8,176
Amortization of deferred financing costs	274	—
Deferred tax provision	3,887	—
Provision for (recovery of) bad debts	(27)	68
(Gain) loss on disposal of assets	984	(1,790)
Changes in fair value of investments	(1,935)	(1,295)
Unrealized gain on derivative instruments	(349)	(442)
Loss on asset impairments	4,268	—
Other	(566)	—
Changes in operating assets and liabilities
Accounts receivable	9,872	(37,252)
Inventories	(14,191)	(3,470)
Other current assets	2,537	2,237
Other assets	179	204
Accounts payable and accrued liabilities	(7,844)	(10,249)
Deferred revenue	110	(346)
Other non-current liabilities	(353)	(560)
Net cash provided by (used in) operating activities	8,485	(35,394)

Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(26,979)	(14,557)
Proceeds from sale of assets	353	4,419
Proceeds from sale of investments	46,739	67,934
Purchase of investments	(20,304)	(67,011)
Net cash used in investing activities	(191)	(9,215)

Cash flows from financing activities
Repayments of borrowings	(5,110)	(4,289)
Treasury shares withheld for taxes	(1,874)	(1,501)
Proceeds from the issuance of ESPP shares	1,752	1,315
Deferred financing costs	(184)	(161)
Net cash used in financing activities	(5,416)	(4,636)
Effect of exchange rate changes on cash	2,684	2,357
Net increase (decrease) in cash, cash equivalents and restricted cash	5,562	(46,888)
Cash, cash equivalents and restricted cash at beginning of period	186,212	213,015
Cash, cash equivalents and restricted cash at end of period	$191,774	$166,127

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 that has been filed with the SEC and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Free cash flow, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines free cash flow as net cash (used in) provided by operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Revenue	$140,417	$155,654	$128,986	$440,479	$376,640

Net loss	$(23,789)	$(15,160)	$(6,999)	$(67,236)	$(74,835)
Interest income, net	(563)	(426)	(866)	(1,757)	(2,419)
Depreciation and amortization	21,482	23,913	26,998	70,637	84,160
Income tax expense (benefit)	7,297	3,300	(7,461)	20,370	(1,901)
(Gain) loss on disposal of assets	603	154	(2,242)	984	(1,790)
Foreign currency loss	3,872	661	879	4,050	3,442
TRA related adjustments	—	(220)	1,170	(220)	5,282
Charges and credits (1)	7,119	4,941	137	16,014	8,471
Adjusted EBITDA	$16,021	$17,163	$11,616	$42,842	$20,410
Adjusted EBITDA margin	11.4%	11.0%	9.0%	9.7%	5.4%

(1)
Comprised of Equity-based compensation expense (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $2,647, $3,017 and $3,008, respectively, and for the nine months ended September 30, 2019 and 2018: $8,238 and $8,176, respectively), Mergers and acquisition expense (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: none, none and none, respectively, and for the nine months ended September 30, 2019 and 2018: none and $58, respectively), Severance and other charges (credits), net (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $5,222, $815 and $(4,852), respectively, and for the nine months ended September 30, 2019 and 2018: $6,492 and $(2,483), respectively), Unrealized and realized gains (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $1,382, $383 and $360, respectively, and for the nine months ended September 30, 2019 and 2018: $2,073 and $1,521, respectively) and Investigation-related matters (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $632, $1,492 and $2,341, respectively, and for the nine months ended September 30, 2019 and 2018: $3,357 and $4,241, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Segment Adjusted EBITDA:
Tubular Running Services	$23,884	$25,400	$17,070	$67,019	$40,876
Tubulars	456	3,934	1,541	8,502	8,461
Cementing Equipment	3,031	3,029	1,972	9,854	7,074
Corporate	(11,350)	(15,200)	(8,967)	(42,533)	(36,001)
	16,021	17,163	11,616	42,842	20,410
Interest income, net	563	426	866	1,757	2,419
Depreciation and amortization	(21,482)	(23,913)	(26,998)	(70,637)	(84,160)
Income tax (expense) benefit	(7,297)	(3,300)	7,461	(20,370)	1,901
Gain (loss) on disposal of assets	(603)	(154)	2,242	(984)	1,790
Foreign currency loss	(3,872)	(661)	(879)	(4,050)	(3,442)
TRA related adjustments	—	220	(1,170)	220	(5,282)
Charges and credits (1)	(7,119)	(4,941)	(137)	(16,014)	(8,471)
Net loss	$(23,789)	$(15,160)	$(6,999)	$(67,236)	$(74,835)

(1)
Comprised of Equity-based compensation expense (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $2,647, $3,017 and $3,008, respectively, and for the nine months ended September 30, 2019 and 2018: $8,238 and $8,176, respectively), Mergers and acquisition expense (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: none, none and none, respectively, and for the nine months ended September 30, 2019 and 2018: none and $58, respectively), Severance and other (charges) credits, net (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $(5,222), $(815) and $4,852, respectively, and for the nine months ended September 30, 2019 and 2018: $(6,492) and $2,483, respectively), Unrealized and realized gains (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $1,382, $383 and $360, respectively, and for the nine months ended September 30, 2019 and 2018: $2,073 and $1,521, respectively) and Investigation-related matters (for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018: $632, $1,492 and $2,341, respectively, and for the nine months ended September 30, 2019 and 2018: $3,357 and $4,241, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Net cash (used in) provided by operating activities	$25,874	$12,381	$2,468	$8,485	$(35,394)
Less: purchases of property, plant and equipment and intangibles	9,739	9,095	3,292	26,979	14,557
Free cash flow	$16,135	$3,286	$(824)	$(18,494)	$(49,951)